Exhibit 4(a)

Home Office: Cincinnati, Ohio
Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

Individual Deferred Annuity Contract
Multiple Crediting Strategies
Flexible Purchase Payments for a Limited Period
Nonparticipating - No Dividends

TWENTY DAY EXAMINATION-RIGHT TO CANCEL

You may cancel this contract (“Contract”) by returning it and giving us written notice of cancellation. You have until midnight of the twentieth (20th) day following the date you receive this Contract, or such longer period as may be provided by law. If you purchased this Contract to replace an existing annuity contract or life insurance policy, you have until midnight of the thirtieth (30th) day following the date you receive this Contract. This Contract must be returned and the required notice must be given to us or to the producer who sold it to you, in person or by mail. If by mail, the return of this Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If you cancel this Contract as set forth above, this Contract shall be void and we will refund the Account Value, or if required by law, the Purchase Payments made for it. If we are required by law to refund the Purchase Payments, we reserve the right to hold Purchase Payments in the Purchase Payment Account until the first Strategy Allocation Date on or after the end of the examination period.

As you read through this Contract, please note that the words "we", "us", "our", and "Company" refer to Great American Life Insurance Company. The words "you" and "your" refer to the Owner, including a joint owner, if any. “Administrative Office” means our home office or any other physical place of business that we may designate for administration. It does not mean our post office box.

This is a deferred annuity contract. It is a legally binding agreement between you and us.

PLEASE READ YOUR CONTRACT WITH CARE.

/s/ Mark F. Muething	/s/ John P. Gruber
MARK F. MUETHING	JOHN P. GRUBER
EXECUTIVE VICE PRESIDENT	SECRETARY

VALUES DESCRIBED IN THIS CONTRACT MAY BE DETERMINED IN PART BASED ON AN EXTERNAL INDEX, AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY OR DEBT OR OTHER INVESTMENTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS HELD UNDER A DECLARED RATE STRATEGY. NO DIVIDENDS ARE PAID ON THIS CONTRACT.

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CONTRACT SPECIFICATIONS

OWNER AND ANNUITANT INFORMATION
Owner: [JOHN DOE]
Age of Owner as of Contract Effective Date: [35]
[Joint Owner: [N/A]]
[Age of Joint Owner as of Contract Effective Date: [N/A]]
Annuitant: [JOHN DOE]
Age of Annuitant as of Contract Effective Date: [35]

CONTRACT INFORMATION
Contract Number: [000000000]
Contract Effective Date: [May 01, 2015]
Income Start Date: [May 01, 2075]
Tax-Qualification: [Qualified - See Endorsement] [Nonqualified]

PURCHASE PAYMENT INFORMATION
Initial Purchase Payment: [$25,000]
Additional Purchase Payment Minimum: [$10,000]
Total Purchase Payment Maximum: [$1,000,000]
Purchase Payment Period: [First 2 Months of Contract]

STRATEGY INFORMATION
Strategy Application Date: [The 6th and 20th Day of Each Month]

Initial Strategies:	Floor for Loss	Initial Bailout Cap	Initial Selection
[Declared Rate Strategy]	NA	NA	[20%]
[S&P 500® Conservative Indexed Strategy]	No Loss	[1.5%]	[40%]
[S&P 500® Moderate Indexed Strategy]	[5% Loss]	[4%]	[20%]
[S&P 500® Aggressive Indexed Strategy]	[10% Loss]	[8%]	[20%]

The S&P 500 Index is the Standard & Poor’s 500TM Index. It excludes any dividends that may be paid by the firms that comprise the Index. For information about the S&P 500 Index and related disclosures and disclaimers, please refer to page 4.
CONTRACT VALUES ARE DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

Guaranteed Minimum Declared Rate: [1.00%]

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VESTED INDEX CHANGE BEFORE THE FINAL MARKET CLOSE OF A TERM

Vesting Factor
Dates within	Index Gains	Index Losses
[First six months of a Term]	[25%]	[100%]
[Final six months of a Term]	[50%]	[100%]

[The final six months of a Term begin the date that is six (6) months after the first day of the Term.]
On or after the final Market Day of a Term, the Vesting Factor for Index Gains and Index Losses for that Term is 100%.

EARLY WITHDRAWAL CHARGE RATES

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%

CONTRACT MINIMUMS
Minimum Required Value: [$5,000]
Minimum Fixed Period Annuitization: [10 years]

[BENEFICIARY DESIGNATIONS AS OF CONTRACT EFFECTIVE DATE]

[Primary:]	[Contingent:]
[None] [Jane Doe, Spouse] [50% Jimmy Doe, Son] [50% June Doe, Daughter]	[None] [50% Jimmy Doe, Son] [50% June Doe, Daughter]
[Beneficiary designations are subject to the rights of a Joint Owner, if any, and to other Contract rules.]

INQUIRIES:    For information and assistance, or to make a complaint, call or write:

[Policy Administration
Great American Life Insurance Company®
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771]
If you prefer, you may visit us at our website, [www.GAIGannuities.com]

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INFORMATION ABOUT THE S&P 500® INDEX

[The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Great American Life Insurance Company®. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Great American Life Insurance Company. Great American Life Insurance Company’s [Product Name] annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied to the owners of the [Product Name] annuity or any member of the public regarding the advisability of investing in securities generally or in the [Product Name] annuity particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Great American Life Insurance Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Great American Life Insurance Company® or the [Product Name] annuity. S&P Dow Jones Indices have no obligation to take the needs of Great American Life Insurance Company or the owners of the [Product Name] annuity into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the [Product Name] annuity or the timing of the issuance or sale of the [Product Name] annuity or in the determination or calculation of the equation by which the [Product Name] annuity is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the [Product Name] annuity. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the [Product Name] annuity currently being issued by Great American Life Insurance Company, but which may be similar to and competitive with the [Product Name] annuity. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING, BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GREAT AMERICAN LIFE INSURANCE COMPANY, OWNERS OF THE [PRODUCT NAME] ANNUITY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GREAT AMERICAN LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

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TABLE OF CONTENTS            Page
DEFINITIONS                        7
GENERAL PROVISIONS                9
Entire Contract                    9
Changes - Waivers                    9
Nonparticipating                    10
Misstatement                        10
Required Reports                    10
Exclusive Benefit                    10
State Law                        10
Claims of Creditors                    10
Company Liability                    10
Incontestability                    10
Discharge of Liability                    10
Transfer by the Company                10
Taxes                        11
Proof of Death                    11
Loans                        11
Separate Account                    11
Changes in Index                    11
PURCHASE PAYMENTS                11
CONTRACT VALUES                    12
Account Value                    12
Purchase Payment Account Value            12
Declared Rate Strategy Value                12
Indexed Strategy Value                12
Surrender Value                    13
Early Withdrawal Charge                13
Bailout                        13
Free Withdrawal Allowance                14
INTEREST                        14
Daily Interest Crediting                14
Purchase Payment Account                14
Declared Rate Strategy                14
INDEXED ADJUSTMENTS                14
Indexed Strategy Adjustments                14
Adjustment Amount                    15
STRATEGY SELECTIONS                15
Application of Purchase Payments            15
Renewals at End of a Term                15
Transfers at End of a Term                15
Rules Regarding Strategy Selections            16
SURRENDER AND WITHDRAWALS            16
Surrender                        16
Withdrawals                        16
Exchanges, Transfers, and Rollovers            17
Termination                        17

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OWNERSHIP PROVISIONS                17
Owner                        17
Joint Ownership                    17
Assignment                        17
Transfer of Ownership                18
Successor Owner                    18
Community Property                    18
ANNUITANT PROVISIONS                19
Annuitant                        19
Designation of Annuitant                19
BENEFICIARY PROVISIONS                19
Beneficiary                        19
Designation of Beneficiary                20
INCOME BENEFIT                    20
Income Start Date                    20
Income Benefit Amount                20
Income Benefit Payments                20
Form of Income Benefit                21
Income Benefit Distribution Rules            21
DEATH BENEFIT                    21
Death Benefit                        21
Death Benefit Amount                    22
Interest on Death Benefit                22
Death Benefit Start Date                22
Death Benefit Payments                22
Form of Death Benefit                    23
Death Benefit Distribution Rules            23
PAYOUT OPTIONS                    24
Conditions                        24
Nonhuman Payees under a Payout Option        24
Limitation on Election of Payout Option        24
Payout Option Computations                24
Available Payout Options                24
Commuted Values                    25
Payout Option A Table for Fixed Period Income    25

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DEFINITIONS

Annuitant: The natural person on whose life Income Benefit payments are based.

Beneficiary: The person entitled to receive any Death Benefit that is to be paid under this Contract.

Cap: The largest possible Index Gain that is taken into account for a given Indexed Strategy for a given Term. We shall declare a Cap for each Term of an Indexed Strategy before the start of the Term. For a given Term, different Caps for the same Strategy may apply with respect to amounts attributable to Purchase Payments received on different dates.

Contract Anniversary: The date in each year that is the annual anniversary of the Contract Effective Date.

Contract Effective Date: The date as of which the initial Purchase Payment is applied to the Contract. That date is set out on the Contract Specifications page.

Contract Year: Each twelve (12) month period that begins on the Contract Effective Date or on a Contract Anniversary.

Death Benefit: The benefit described in the DEATH BENEFIT section of this Contract.

Death Benefit Start Date: The first day of the first payment interval for a Death Benefit that is paid as periodic payments; or the date of payment for a Death Benefit that is paid as a lump sum.

Death Benefit Valuation Date: The earlier of:

1)	the date we have received both Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit; or

2)	one (1) year from the date of death.

Declared Rate: A fixed interest rate declared by the Company for a Term. This rate is described in the Declared Rate Strategy provision of this Contract.

Due Proof of Death: One (1) of the following:

1)	a certified copy of a death certificate; or

2)	a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death.

We may also accept other proof that is satisfactory to us.

Floor: The worst possible Loss that is taken into account for a given Indexed Strategy for a Term. The floor set for a particular Indexed Strategy will apply to all Terms of that Strategy.

Free Withdrawal Allowance: The total amount or amounts that may be taken as a withdrawal or surrender during a Contract Year without an Early Withdrawal Charge that would otherwise apply. This amount is described in the Free Withdrawal Allowance provision of this Contract.

General Account: All of the Company’s assets other than the assets maintained in Separate Accounts under applicable law.

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Income Benefit: The payments that may be made under the INCOME BENEFIT section of this Contract.

Income Start Date: The first day of the first payment interval for which payment of an Income Benefit is to be made.

Index: The specified index that will apply to an Indexed Strategy for a Term is set out on the Contract Specifications page.

Index Gain: The increase, if any, in the Index Value over a Term of an Indexed Strategy. An Index Gain is expressed as a percentage of the Index Value at the start of the Term. An Index Gain is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.

Index Loss: The decline, if any, in the Index Value over a Term of an Indexed Strategy. An Index Loss is expressed as a percentage of the Index Value at the start of the Term. An Index Loss is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.

Index Value: The standard industry value of the Index. The Index Value is determined at each Market Close. The Index Value at the start of a Term is the Index Value at the last Market Close on or before the first day of that Term. The Index Value at the end of a Term is the Index Value at the final Market Close of that Term.

Market Close: The close of regular trading on the New York Stock Exchange on a Market Day.

Market Day: Each day that the New York Stock Exchange is open for regular trading.

Purchase Payment: An amount received by us for this Contract. This amount is after the deduction of any fee charged by the person remitting payment. It is also after the deduction of any taxes withheld from the payment.

Request in Good Order: Information provided, or a request made, that is:

1)	complete and satisfactory to us;

2)	sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

3)	received by us at our Administrative Office.

A request is subject to any payment that we make before we acknowledge it. It is also subject to any action that we take before we acknowledge it. We will deem a Request in Good Order to be a standing order. It may be modified or revoked only by a subsequent Request in Good Order, when permitted by the terms of this Contract. You may be required to return this Contract to us in connection with a request.

We will treat a Request in Good Order that is received by us on a day that is not a Market Day, or after the Market Close of a Market Day, as if it were received at the start of the next Market Day.

Separate Account: An account that is established and maintained by the Company pursuant to the laws of the Company’s domiciliary state.

Strategies: At any point in time, the available Declared Rate Strategy(ies) and Indexed Strategy(ies). The initial Strategies are set out on the Contract Specifications page. At the end of a Term, we reserve the right to eliminate a particular Strategy at our discretion.

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Strategy Application Date: A day on which amounts from the Purchase Payment Account are applied to the Strategies. We will apply the Purchase Payment Account to the Strategies only on a designated day or days each month, as set out on the Contract Specifications page.

Tax-Qualified Contract: An annuity contract that is intended to qualify for special tax treatment for retirement savings. Whether this is a Tax-Qualified Contract is set out on the Contract Specifications page.

Term: The period over which a Declared Rate is in effect or over which the Index Gain or Index Loss is calculated for a Strategy. Each Term is one (1) year long. It will begin and end on a Strategy Application Date or an anniversary of it. A new Term will begin on the day that the preceding Term ends.

Vested Index Gain: The portion of an Index Gain for the current Term that is taken into account when determining the value of an Indexed Strategy.

For any day of a Term, the Vested Index Gain is equal to:

1)	the Index Gain, if any, to the extent that it does not exceed the Cap; multiplied by

2)	the applicable Vesting Factor for that day.

The Vesting Factors for Index Gains are set out on the Contract Specifications page.

Vested Index Loss: The portion of an Index Loss for the current Term that is taken into account when determining the value of an Indexed Strategy.

For any day of a Term, the Vested Index Loss is equal to:

1)	the Index Loss, if any, to the extent that it is no worse than the Floor; multiplied by

2)	the applicable Vesting Factor for that day.

The Vesting Factors for Index Losses are set out on the Contract Specifications page.

GENERAL PROVISIONS

Entire Contract
This Contract is an individual deferred annuity contract. It provides for values that are determined in part based on an external index. It is intended to qualify as an annuity under Section 72 of the Internal Revenue Code and the tax qualification set out in the tax qualification endorsement, if any. This Contract, any application for it, any endorsements to it, and any riders and rider applications, form the entire contract between you and us.

Only statements that you have made in consideration for this Contract or a rider may be used to defend a claim based on it, or to void this Contract or a rider. Such statements are treated as representations and not warranties.

Changes - Waivers
No changes or waivers of the terms of this Contract are valid unless made in writing and are signed by our President, Vice President, or Secretary. No other person or producer has authority to change or waive any provision of this Contract. We reserve the right, in our sole discretion, to administer and change the terms of this Contract to obtain or retain the intended tax treatment under federal tax law, or to take into account other pertinent laws and governmental regulations and rulings.

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Nonparticipating
This Contract does not pay dividends or share in the Company's divisible surplus.

Misstatement
If the age of a person is misstated, payments shall be adjusted to the amount that would have been payable based on the correct age. If payments based on the correct age would have been higher, we will promptly pay the underpaid amount in one (1) sum, with interest. If payments based on the correct age would have been lower, we may deduct the overpaid amount, with interest, from succeeding payments. We may also pursue other remedies at law or in equity. The interest to be paid or charged shall be at the rate used to calculate the payments, but shall not exceed six percent (6%) per year.

Required Reports
At least once each Contract Year, we will send you a report of your current values. We will also provide any other information required by law. These reports will stop on the earliest of the following dates:

1)	the date that this Contract is surrendered;

2)	the Income Start Date; or

3)	the Death Benefit Valuation Date.

The reports will be mailed to your last known address. If permitted by law, in place of that we may deliver these and other required documents in electronic form. The reported values will be based on the information in our possession at the time that we prepare the report. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

Exclusive Benefit
Your rights as Owner of this Contract are for the exclusive benefit of you and your Beneficiaries. Your rights as Owner of this Contract are not forfeitable by us.

State Law
All factors, values, benefits, and reserves under this Contract shall not be less than those required by the law of the state in which this Contract is delivered.

Claims of Creditors
To the extent allowed by law, your rights as Owner of this Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

Company Liability
We will not be liable for any loss that is related to a failure by you, or by any other person having rights or benefits under this Contract, to comply with pertinent laws or governmental regulations or rulings.

Incontestability
This Contract is not contestable by us, except to the extent stated in an application, rider, or endorsement, if any.

Discharge of Liability
We will be discharged from all liability to the extent of each payment that is made for a withdrawal, surrender, Income Benefit, Death Benefit, or rider benefit.

Transfer by the Company
We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption or reinsurance arrangement. We may make such a transfer without your consent.

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Taxes
Some states impose on the Company a premium tax or other taxes on annuities. If a premium tax or other tax is charged or due, we reserve the right to deduct this amount from the Purchase Payment or Account Value at the time that it is imposed.

Proof of Death
Before making payment of a Death Benefit, or any other payment or transfer of ownership rights that depends on the death of a specified person, we will require Due Proof of Death. We may delay making any payment until it is received.

Loans
A loan is not available under this Contract unless it was issued with a loan endorsement.

Separate Account
We hold reserves to support our guarantees under the Indexed Strategies of this Contract in a non-unitized Separate Account. The assets in the Separate Account shall not be chargeable with liabilities arising out of any other business that we conduct. General account assets are also available to meet guarantees under this Contract as well as our other general obligations.

Changes in Index
We reserve the right to replace an Index if:

1)	the Index is discontinued; or

2)	we are no longer able to use the Index; or

3)	the calculation of the Index changes substantially; or

4)	we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive.

The new Index will not be exactly the same as the original, but it will correspond reasonably to it, as determined by us in good faith. The new Index will apply until it is replaced or adjusted, or until the particular Indexed Strategy is eliminated. We will provide you with advance written notice before we replace an Index. If required, we will get approval from the insurance department of the state where this Contract was issued before we make a replacement.

PURCHASE PAYMENTS

One (1) or more Purchase Payments may be paid to us so long as each Purchase Payment is received by us at our Administrative Office on or before the earliest of:

1)	the last day of the Purchase Payment Period that is set out on the Contract Specifications page;

2)	the Income Start Date;

3)	a death for which a Death Benefit is payable; and

4)	the date that this Contract is surrendered.

The initial Purchase Payment must be received by us on or before the Contract Effective Date. Each additional Purchase Payment must at least equal the minimum that is set out on the Contract Specifications page. Total Purchase Payments cannot exceed the maximum that is set out on the Contract Specifications Page. Upon request, we will provide you with a receipt as proof of payment.

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CONTRACT VALUES

Account Value
The Account Value of this Contract is equal to the sum of the Purchase Payment Account Value and the values of each Strategy.

Purchase Payment Account Value
On any day, the value of the Purchase Payment Account is equal to:

1)	Purchase Payments received by us; minus

2)	the premium tax or other tax that may apply to the Purchase Payments; minus

3)	all withdrawals and related Early Withdrawal Charges; minus

4)	rider fees and charges, if any; plus

5)	interest that we credit daily at the Guaranteed Minimum Declared Rate; and minus

6)	amounts that have been applied to a Strategy.

Declared Rate Strategy Value
On any day, the value of a Declared Rate Strategy is equal to:

1)	the amounts applied to that Strategy at the beginning of the current Term; minus

2)	all withdrawals and related Early Withdrawal Charges; minus

3)	rider fees and charges, if any; and plus

4)	interest that we credit for the current Term on or before such date based on the Declared Rate for that Term.

Indexed Strategy Value
On any day, the value of an Indexed Strategy is equal to:

1)	the investment base for that Term, which is the amount applied to that Strategy at the beginning of the current Term; minus

2)
the portion of that investment base that is used to pay a withdrawal or related Early Withdrawal Charge, after taking into account the adjustment for the Vested Index Gain or Vested Index Loss on such portion as of the date of the withdrawal; minus

3)
the portion of that investment base that is used to pay a rider fee or charge, if any, after taking into account the adjustment for the Vested Index Gain or Vested Index Loss on such portion as of the date of the rider fee or charge; plus

4)	the adjustment for the Vested Index Gain, if any, that would apply to the remaining portion of the investment base upon a surrender of the Contract; and minus

5)	the adjustment for the Vested Index Loss, if any, that would apply to the remaining portion of the investment base upon a surrender of the Contract.

If there was a Vested Index Gain as of the date of a withdrawal, charge, or fee, then the adjustment for the Vested Index Gain will reduce the portion of the investment base that is used to pay that withdrawal, charge, or fee. If there was a Vested Index Loss as of the date of a withdrawal, charge, or fee, then the adjustment for the Vested Index Loss will increase the portion of the investment base that is used to pay that withdrawal, charge, or fee.

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Surrender Value
The Surrender Value of this Contract at any time is equal to:

1)	the Account Value; minus

2)	the Early Withdrawal Charge that would apply on a surrender of this Contract.

Early Withdrawal Charge
An Early Withdrawal Charge shall be deducted from the Account Value of this Contract if it is surrendered or a withdrawal is taken prior to the seventh (7th) Contract Anniversary.

The Early Withdrawal Charge shall be equal to the Early Withdrawal Charge rate multiplied by the amount that you withdraw or surrender that is subject to such charge. The Early Withdrawal Charge rates are set out on the Contract Specifications page.

The amount that is subject to the charge is the portion of the Account Value that you withdraw or surrender. It shall include any amount needed to pay the Early Withdrawal Charge itself. It shall not include the amount covered by your Free Withdrawal Allowance.

No Early Withdrawal Charge shall apply to a withdrawal or surrender after the seventh (7th) Contract Anniversary.

Bailout
We will waive the Early Withdrawal Charge on amounts that you withdraw from this Contract at the end of a current Term if the amounts are held under an Indexed Strategy for that Term and either:

1)	the renewal Cap for the Strategy for the next Term is less than the Bailout Cap for the current Term; or

2)	the Strategy will not be available for the next Term.

Each current Term of an Indexed Strategy has its own Bailout Cap, even if no funds are held under this Strategy for that Term. The Bailout Cap for one current Term of the Strategy may be different from the Bailout Cap for another current Term of the Strategy that started on a different date.

For each initial Term of an Indexed Strategy, the Bailout Cap is set out on the Contract Specifications page. If a new Indexed Strategy is added after the Contract Effective Date, we will notify you of the initial Bailout Cap in writing.

For each subsequent Term of an Indexed Strategy, the Bailout Cap is equal the lower of:

1)	the Bailout Cap for any Term of this Strategy that ended on the date on which the current Term began; or

2)	the Cap for the current Term of this Strategy.

If this waiver will apply to an Indexed Strategy at the end of the current Term, we will notify you in writing at least thirty (30) days before the current Term ends. You may elect a withdrawal under this provision by a Request in Good Order. Such a request must be received by us before the end of the current Term.

This waiver will only apply to the amount held under that Indexed Strategy for the Term that is ending. It will not apply to amounts then held under a different Strategy, or to amounts held under the same Strategy for a Term ending on a different date. Amounts that you withdraw that qualify for this waiver will also reduce your remaining Free Withdrawal Allowance, if any, for the Contract Year. You may not carry over any unused part of the waiver from one Term to the next.

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Free Withdrawal Allowance
For the first Contract Year, the Free Withdrawal Allowance is an amount equal to ten percent (10%) of the total Purchase Payments received by us. For each subsequent Contract Year, the Free Withdrawal Allowance is an amount equal to ten percent (10%) of the sum of the Account Value as of the most recent Contract Anniversary and all Purchase Payments received by us since that Contract Anniversary.

You may not carry over any unused part of your Free Withdrawal Allowance from one Contract Year to the next.

INTEREST

Daily Interest Crediting
We will credit interest daily on the amount held under the Purchase Payment Account or the Declared Rate Strategy. Such interest crediting will end on the earliest of:

1)	the date that such amount is applied to an Indexed Strategy;

2)	the date on which such amount is withdrawn, surrendered, or applied to pay charges or fees;

3)	the date on which such amount is applied to a payout option on the Income Start Date; or

4)	the Death Benefit Valuation Date.

Purchase Payment Account
Interest on the Purchase Payment Account will be credited at an annual effective rate equal to the Guaranteed Minimum Declared Rate. This rate is set out on the Contract Specifications page.

Declared Rate Strategy
Interest on the Declared Rate Strategy will be credited at a fixed interest rate declared by the Company, at its discretion, before the beginning of the Term. The interest rate is guaranteed for the entire Term. The Company, at its discretion, may declare a new interest rate for each subsequent Term. For a Term, different rates may apply with respect to amounts attributable to Purchase Payments received on different dates. In any event, the fixed interest rate for a Term shall never be less than the Guaranteed Minimum Declared Rate. This rate is set out on the Contract Specifications page.

INDEXED ADJUSTMENTS

Indexed Strategy Adjustments
Each day of a Term, the value of amounts held under an Indexed Strategy is adjusted for the Vested Index Gain or Vested Index Loss since the start of the Term. The amount that is available for renewal at the end of a Term is equal to the value of the Indexed Strategy on the last day of the Term.

Adjustments to the value of amounts held under an Indexed Strategy will end with the Vested Index Gain or Vested Index Loss determined at the last Market Close on or before the earliest of:

1)	the date that such amount is applied to a Declared Rate Strategy;

2)	the date on which such amount is withdrawn, surrendered, or applied to pay charges or fees;

3)	the date on which such amount is applied to a payout option on the Income Start Date; or

4)	the Death Benefit Valuation Date.

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Adjustment Amount
Adjustments to the value of amounts held under an Indexed Strategy are calculated on the investment base, which is the amount applied to that Strategy at the beginning of the Term. For a withdrawal, charge, or fee, the adjustment is calculated on that portion of the investment base that is used to pay the withdrawal, charge, or fee. For the value of the Strategy on any day, the adjustment is calculated on that portion of the investment base that remains in the Strategy on that day.

For each day of a Term, the amount of an adjustment is equal to:

1)	the portion of the investment base for which it is being calculated; multiplied by

2)	the Vested Index Gain or Vested Index Loss at the last Market Close on or before the date of the adjustment.

STRATEGY SELECTIONS

Application of Purchase Payments
Each Purchase Payment shall be applied to the Purchase Payment Account upon receipt by us.

On the first Strategy Application Date on or after receipt of a Purchase Payment, we will apply the then current balance of the Purchase Payment Account to the Strategies you have selected. Your selection must be made by a Request in Good Order. Your initial selection is set out on the Contract Specifications page. Your selection shall continue to apply until changed by a Request in Good Order.

Your selection of Strategies must be in whole percentages. We reserve the right to round amounts up or down to make whole percentages, and to reduce or increase amounts proportionately in order to total one hundred percent (100%).

Renewals at End of a Term
Subject to the transfer rules, the value of a given Strategy at the end of a Term will automatically be applied to a new Term of that same Strategy, so long as it is still available.

The new Term of each Strategy is subject to the rates, caps, minimums, maximums, or other variable factors in effect for that Strategy for the new Term.

Transfers at End of a Term
Subject to Strategy availability, minimums, and maximums, you may transfer all or part of the value of a Strategy held for a Term from one Interest Strategy to another Interest Strategy at the end of that Term. A transfer must be made by a Request in Good Order received by us before the end of that Term.

If an amount cannot be applied to a new Term of the Declared Rate Strategy because that Strategy is no longer available, or because it is below the minimum for that Strategy for the new Term, or to the extent that it exceeds the maximum for that Strategy for the new Term, then subject to the minimums and maximums for other available Strategies for the new Term, we will transfer the amount to an Indexed Strategy that has a Floor that allows for no Index Loss to be taken into account.

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If an amount cannot be applied to a new Term of an Indexed Strategy because that Strategy is no longer available, or because it is below the minimum for that Strategy for the new Term, or to the extent that it exceeds the maximum for that Strategy for the new Term, then subject to the minimums and maximums for other available Strategies for the new Term:

1)	we will transfer the amount to another Indexed Strategy that has a Floor that is closest to the Floor of the intended Strategy, but does not allow a worse Loss to be taken into account; or

2)	if no such Indexed Strategy is available, then we will transfer the amount to the Declared Rate Strategy.

A transfer of amounts from one Strategy to another Strategy may only occur at the end of the Term for which such amount is being held.

Rules Regarding Strategy Selections
We reserve the right to establish minimum or maximum amounts or percentages that may be applied to a given Strategy. We may change these minimums or maximums for any future renewal Terms in our discretion. We will notify you of any such change. We reserve the right to limit the availability of a Strategy for a Term that would extend beyond the Income Start Date.

SURRENDER AND WITHDRAWALS

Surrender
You may surrender this Contract in full at any time before the earlier of:

1)	the Income Start Date; or

2)	a death for which a Death Benefit is payable.

A surrender must be made by a Request in Good Order. In the case of a surrender, this Contract will terminate.

The amount paid on a surrender shall be the Surrender Value determined as of the date that we received the Request in Good Order for the Surrender, reduced by:

1)	rider fees and charges, if any; and

2)	the outstanding balance of loans, if any.

Withdrawals
You may take withdrawals from this Contract at any time before the earliest of:

1)	the Income Start Date;

2)	a death for which a Death Benefit is payable; or

3)	the date that this Contract is surrendered.

A withdrawal must be made by a Request in Good Order. The amount of any withdrawal must be at least $500. No withdrawal may be made if it would reduce the Account Value, reduced by the balance of any loan, to less than the Minimum Required Value. The Minimum Required Value is set out on the Contract Specifications page.

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A withdrawal will be taken:

1)	first from funds held under a Term of a Strategy that qualifies for withdrawal under a Bailout provision, if any , and if more than one (1), then it will be taken proportionally;

1)	then from funds applied to the Purchase Payment Account;

2)	then from the Declared Rate Strategy, and if more than one (1) Term, then it will be taken proportionally from all such Terms; and

3)	then from the Indexed Strategy(ies), and if more than one (1) Strategy or more than one (1) Term, then it will be taken proportionally from all such Strategies and Terms.

The amount available for withdrawal will be based on the Surrender Value determined as of the date that we receive the Request in Good Order for the Withdrawal or any later effective date of the Withdrawal.

Exchanges, Transfers, and Rollovers
An amount paid on a withdrawal or surrender may be paid to or for another annuity or tax-qualified account in a tax-free exchange, transfer, or rollover to the full extent allowed by federal tax law.

Termination
We reserve the right to terminate this Contract at any time that the Account Value, reduced by the balance of any loan, is less than the Minimum Required Value. The Minimum Required Value is set out on the Contract Specifications page. If we terminate this Contract, we will pay you the Surrender Value determined as of the date we terminate this Contract.

OWNERSHIP PROVISIONS

Owner
The Owner of this Contract is the person or persons named as such on the Contract Specifications page, or the person or persons who become the owner or owners under the Transfer of Ownership provision or Successor Owner provision of this Contract.

Unless it is stated otherwise, the Owner may exercise all of the ownership rights under this Contract.

If you or a joint owner is a non-natural person, then the age of the eldest Annuitant is treated as the age of such Owner for all purposes under this Contract. A trustee or plan sponsor that owns this Contract is considered to be a non-natural person for all purposes under this Contract.

Joint Ownership
If this is a Tax-Qualified Contract, then no joint owner is permitted except where the Contract is owned by multiple plan sponsors or trustees.

If this is not a Tax-Qualified Contract, then two (2) persons may jointly own this Contract. If there is a joint owner, then you and the joint owner must exercise all rights of ownership other than transfers between Strategies by joint action.

Assignment
If this is a Tax-Qualified Contract, then you may not pledge, charge, encumber, or in any way assign your interest in this Contract except to the limited extent as may be provided in the tax qualification endorsement and the loan endorsement, if any.

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If this is not a Tax-Qualified Contract, then you may not pledge, charge, encumber, or in any way assign your interest in this Contract unless you make a Request in Good Order for our consent to the assignment and we consent in writing. We will review such requests on a nondiscriminatory basis. However, you may not assign your rights to:

1)	designate or change a Beneficiary;

2)	designate or change an Annuitant;

3)	transfer ownership; or

4)	elect a payout option.

The person to whom you make an assignment is called an assignee.

We are not responsible for the validity or tax effects of any assignment. An assignment must be made by a Request in Good Order and must be received at our Administrative Office. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action we take before we acknowledge it.

The rights of an assignee, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee.

Transfer of Ownership
If this is a Tax-Qualified Contract, then you may not transfer, sell, or in any way alienate your interest in this Contract except to the limited extent provided in the tax qualification endorsement.

If this is not a Tax-Qualified Contract, then you may not transfer ownership at any time during your lifetime unless you make a Request in Good Order for our consent to the transfer and we consent in writing. Except as otherwise elected or as required by law, a transfer shall not cancel a designation of an Annuitant or Beneficiary or a payout option election.

Successor Owner
In some cases, your spouse may succeed to the ownership of this Contract after your death. Specifically, if a Death Benefit is payable on account of your death and your spouse is the sole Beneficiary under this Contract, then he or she shall become the successor owner of this Contract if:

1)	you make that Request in Good Order before your death; or

2)	after your death, your spouse makes that Request in Good Order within one (1) year of your death and before the Death Benefit Start Date.

As successor owner, your spouse shall then succeed to all rights of ownership under this Contract except the right to name another successor owner.

We will also extend this successor owner right to a Beneficiary that is a custodial account or revocable trust created by your spouse.

If state law extends this successor owner right to a person who is not your spouse as defined by federal tax law, then Contract values must be distributed after your death as required by the Death Benefit Distribution Rules provision of this Contract.

Community Property
If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.

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ANNUITANT PROVISIONS

Annuitant
If this is a Tax-Qualified Contract, then the Annuitant is the Owner except in a case where this Contract is owned by the plan sponsor or trustee. If the Owner is the plan sponsor or trustee, then the Annuitant is the designated natural person covered under the plan for whose benefit this annuity contract was purchased.

If this is not a Tax-Qualified Contract, then the Annuitant is the natural person or persons designated by you under the Designation of Annuitant provision of this Contract. If you do not designate an Annuitant or if no Annuitant designated by you is surviving, then the Annuitant shall be each Owner who is a natural person.

Designation of Annuitant
If this is a Tax-Qualified Contract, and if the Owner is the plan sponsor or trustee, then the Annuitant must be designated before the Contract Effective Date. The designation must be made by a Request in Good Order, and cannot be changed.

If this is not a Tax-Qualified Contract, then except as provided below, you may make or change a designation of Annuitant at any time before the Income Start Date. If you or a joint owner is a non-natural person, then the Annuitant must be designated before the Contract Effective Date. After the Contract Effective Date, a designation of Annuitant may not be changed while the Owner or joint owner is a non-natural person. For this purpose, a trustee is considered to be a non-natural person. Before a Contract is issued to or transferred to a grantor-type trust, as defined by federal tax law, we may require that each grantor of the trust be designated as an Annuitant. A designation of Annuitant must be made by a Request in Good Order. Except as otherwise elected or as required by law, it shall not cancel a designation of a Beneficiary or a payout option election. A designation may name two (2) or more natural persons jointly as the Annuitant. On the death of a joint Annuitant, the survivor shall become the sole Annuitant. A designation may name a natural person as a contingent Annuitant. A contingent Annuitant shall become the Annuitant only if there is no surviving primary Annuitant.

BENEFICIARY PROVISIONS

Beneficiary
If a Death Benefit becomes payable on account of your death or the death of a joint owner, then a surviving owner or joint owner is the Beneficiary no matter what other designation you may have made.

In all other cases, the Beneficiary is the person or persons that you designate under the Designation of Beneficiary provision of this Contract, or if none is surviving, then the Beneficiary is your estate.

A Beneficiary shall be deemed not to be surviving if he or she dies within thirty (30) days after the death for which the Death Benefit is payable. A Beneficiary shall be deemed not to be surviving if he or she was your spouse at the time of the designation and the marriage ended before your death, except:

1)	to the extent provided by a court order; or

2)	to the extent he or she remains or becomes an Owner.

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Designation of Beneficiary
You may make or change a designation of Beneficiary at any time before the Income Start Date so long as:

1)	you have not specified that a prior designation is irrevocable; and

2)	no death has occurred for which a Death Benefit is payable.

Before a Contract is issued to or transferred to a personal trust, we may require that the trust be designated as the Beneficiary. During the period that a personal trust owns the Contract, we may decline any designation of a Beneficiary other than the trust.

A designation of Beneficiary must be made by a Request in Good Order. The Request in Good Order must be received on or before the date of death for which a Death Benefit is payable. Except as otherwise elected or as required by law, it shall not change a payout option election.

You may designate two (2) or more persons jointly as the Beneficiary. Unless you state otherwise, joint Beneficiaries that are surviving shall be entitled to equal shares. You may also designate one (1) or more persons as contingent Beneficiary. Unless you state otherwise, a contingent Beneficiary shall be entitled to a benefit only if there is no primary Beneficiary that is surviving.

INCOME BENEFIT

Income Start Date
The Income Start Date is set out on the Contract Specifications page. You may change the Income Start Date by a Request in Good Order. Such a request must be received by us no later than the last Market Close on or before the chosen date, and at least thirty (30) days before the date of the first payment to be made under a payout option.

You may not change the Income Start Date to a date that is earlier than the first Contract Anniversary. You may not change the Income Start Date to a date that is later than the Contract Anniversary following your 95th birthday or the 95th birthday of a joint owner, unless we agree.

Income Benefit Amount
The amount to be used to provide Income Benefit payments under this Contract shall be equal to the Account Value determined as of the Income Start Date, reduced by:

1)	rider fees and charges, if any;

2)	premium tax or other taxes not previously deducted; and

3)	the outstanding balance of loans, if any.

Income Benefit Payments
Income Benefit payments shall be made to the Annuitant as payee unless:

1)	amounts are paid as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or

2)	you are not the Annuitant, and you elect to have Income Benefit payments made to you as payee.

An Income Benefit payment for a payment interval that ends after the death of the payee shall be made to the contingent payee that you designate. If there is no such contingent payee surviving, then such payment shall be made to the person or persons designated as contingent payee by the last payee who received payments. Failing that, such payment shall be made to the estate of the last payee who received payments.

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A contingent payee shall be deemed not to be surviving if you have the right to change the contingent payee, he or she was your spouse at the time of the designation, and the marriage ended before your death, except:

1)	to the extent provided by a court order; or

2)	to the extent he or she remains or becomes an Owner.

A designation or change of a payee or contingent payee must be made by a Request in Good Order. Unless you have specified that a prior designation is irrevocable, you may change the payee or contingent payee at any time, subject to the limits on primary payees described above.

In any event, the Annuitant shall be the person on whose life Income Benefit payments are based. A change of payee or contingent payee shall not change this rule.

Form of Income Benefit
Income Benefit payments shall be made annually under the terms of Option B as described in the PAYOUT OPTIONS section of this Contract with a fixed period of ten (10) years, or if fewer, the maximum number of whole years permitted under the tax qualification endorsement, if any.

In place of that, you may choose to have Income Benefit payments made in the form of any other option that is available to you under the PAYOUT OPTIONS section of this Contract. Your choice must be made by a Request in Good Order that is received by us no later than the Income Start Date and at least thirty (30) days before the date of the first payment to be made. It is subject to the Income Benefit Distribution Rules provision of this Contract.

No Income Benefit shall be paid if we have the right to terminate this Contract under the Termination provision of this Contract.

Income Benefit Distribution Rules
If this is a Tax-Qualified Contract, then Income Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

If this is not a Tax-Qualified Contract, then Income Benefit payments that are still payable after the death of the person controlling payments must be made at least as rapidly as payments were being made at the time of such death. For this purpose, the person controlling payments is:

1)	the Owner, if the Owner has the right to change the payee; or

2)	in all other cases, the payee.

DEATH BENEFIT

Death Benefit
A Death Benefit shall be payable under this Contract if before the Income Start Date and before this Contract is surrendered:

1)	you or a joint owner dies; or

2)	you or a joint owner is a non-natural person, and the Annuitant dies.

For this purpose, except in the case of a trust that is a grantor-type trust under federal tax law, a trustee or plan sponsor is considered to be a non-natural person, and the death of an individual who owns this Contract as a trustee or plan sponsor shall not be treated as the death of an owner.

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If a Death Benefit becomes payable:

1)	it shall be in place of all other benefits under this Contract; and

2)	all other rights under this Contract shall terminate except for rights related to the Death Benefit.

No Death Benefit shall be paid on your death if your spouse becomes the successor owner of this Contract. Only one (1) Death Benefit can be paid under this Contract.

Death Benefit Amount
The Death Benefit shall be equal to the greater of:

1)	the Account Value determined as of the Death Benefit Valuation Date; or

2)	the Purchase Payments, reduced proportionately for all withdrawals, including withdrawals to pay rider charges, but not including amounts applied to pay Early Withdrawal Charges.

The reduction for withdrawals will be in the same proportion that the Account Value was reduced on the date of the withdrawal.

The Death Benefit amount is then reduced by:

1)	rider fees and charges, if any;

2)	premium tax or other taxes not previously deducted; and

3)	the outstanding balance of loans, if any.

Interest on Death Benefit
We will accrue interest on the Death Benefit payable under this Contract as required by law. Such interest, if any, shall be added to the Death Benefit to be paid.

Death Benefit Start Date
The Beneficiary may designate the Death Benefit Start Date by a Request in Good Order. This request must be made within one (1) year of the date of death for which the Death Benefit is payable. It is subject to the Death Benefit Distribution Rules provision of this Contract. If no designation is made, then the Death Benefit Start Date shall be one (1) year after the date of death.

Death Benefit Payments
Death Benefit payments shall be made to the Beneficiary as payee unless:

1)	amounts are paid as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or

2)	the Beneficiary is a non-natural person, and elects to have Death Benefit payments made to a payee to whom the Beneficiary is obligated to make corresponding payments.

A Death Benefit payment for a payment interval that ends after the death of the Beneficiary shall be made to the contingent payee designated as part of any Death Benefit payout option elected by you. If there is no such contingent payee surviving, then such payment shall be made to the person or persons designated as contingent payee by the Beneficiary. Failing that, such payment shall be made to the estate of the last payee who received payments.

Except to the extent provided by a court order, a contingent payee designated by the Beneficiary shall be deemed not to be surviving if he or she was the spouse of the Beneficiary at the time of the designation, and the marriage ended before the Beneficiary’s death.

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A designation or change of a payee or contingent payee must be made by a Request in Good Order. A Beneficiary may not change a contingent payee designation made as part of a Death Benefit payout option elected by you. A Beneficiary may make or change any other payee or contingent payee designation at any time.

The Beneficiary shall be the person on whose life Death Benefit payments under a payout option are based. A change of payee or contingent payee shall not change this rule. A Beneficiary that is a non-natural person may elect to have payments based on the life of a person to whom the Beneficiary is obligated. Such an election must be made by a Request in Good Order before the Death Benefit Start Date.

Form of Death Benefit
Death Benefit payments shall be made annually under the terms of Option A as described in the PAYOUT OPTIONS section of this Contract, with a period certain of four (4) years, or if fewer, the maximum number of whole years permitted under the tax qualification endorsement, if any.

In place of that, you may choose to have Death Benefit payments paid as a lump sum or in the form of any option that is available under the PAYOUT OPTIONS section of this Contract. Your choice must be made by a Request in Good Order that is received by us on or before the date of death for which a Death Benefit is payable.

If you do not make such a choice, the Beneficiary may make that choice after the date of death. His or her choice must be made by a Request in Good Order that is received by us no later than the Death Benefit Start Date and at least thirty (30) days before the date of the first payment to be made.

Any choice is subject to the Death Benefit Distribution Rules provision of this Contract.

No payout option payments shall be paid if the amount to be applied as a Death Benefit is less than $2,000. In that case, the amount to be applied shall be paid as a lump sum on the Death Benefit Start Date.

Death Benefit Distribution Rules
If this is a Tax-Qualified Contract, then Death Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

If this is not a Tax-Qualified Contract, then the Death Benefit must be paid either:

1)	in full within five (5) years of the date of death; or

2)	over the life of the Beneficiary or over a period certain not exceeding his or her life expectancy, with payments at least annually starting within one (1) year of the date of death.

However, if this is not a Tax-Qualified Contract and your spouse (as defined by federal tax law) becomes the successor owner of this Contract after your death, then:

1)	this rule shall not apply at the time of your death; and

2)	if your spouse later dies before the Income Start Date, this rule shall apply upon the death of your spouse, with your spouse being treated as the Owner for purposes of this rule.

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PAYOUT OPTIONS

Conditions
Payments under a payout option are subject to any minimum amounts, payment intervals, and other terms and conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or payment intervals to conform to the change. Payments under a payout option are made at the end of a payment interval. More than one (1) payout option may be elected if the requirements for each payout option elected are satisfied. Once payment begins under a payout option, the payout option may not be changed.

All elected payout options must comply with pertinent laws and governmental regulations and rulings.

If more than one (1) person is the payee under a payout option, payments shall be made to the payees jointly. No more than two (2) persons may be initial payees under a joint and survivor payout option.

If payment under a payout option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life payments are based.

Nonhuman Payees under a Payout Option
Except as stated below, the primary payee under a payout option must be a human being. All payout option payments during his or her life must be made by check payable to the primary payee or by electronic transfer to a checking or savings account owned by the primary payee. Payout option payments may be made as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account to the full extent allowed by federal tax law. A nonhuman owner may be the primary payee. We may make other exceptions in our discretion.

Limitation on Election of Payout Option
A fixed period of less than the Minimum Fixed Period Annuitization is available only as a Death Benefit payout option. The Minimum Fixed Period Annuitization is set out on the Contract Specifications page.

Payout Option Computations
The 2012 Individual Annuity Reserving Table for blended lives (60% female/40% male) with interest at [one percent (1%)] per year, compounded annually, is used to compute all guaranteed payout option factors, values, and benefits under this Contract. For purposes of calculating payments based on the age of a person, we will use the person’s age as of his or her last birthday.

Available Payout Options
The available payout options are set out below.

Option A Fixed Period Income

We will make periodic payments for a fixed period. The first payment shall be paid as of the last day of the initial payment interval. The maximum time over which we will make payments or money will be held by us is thirty (30) years. The Option A Table applies to this Option.

Option B Life Income or Life Income with Payments for at Least a Fixed Period

We will make periodic payments until the death of the person on whose life payments are based. If selected, we guarantee that such payments shall continue for at least a minimum fixed period even if the person should die before the end of that fixed period. The first payment shall be paid as of the last day of the initial payment interval. Upon request, we will provide information on the payments that we will make for based on the age of the person on whose life payments are based, the payment interval, and the year in which such payments are to start.

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Option C Joint and One-half Survivor Income

We will make periodic payments until the death of the primary person on whose life payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life payments are based. The first payment shall be paid as of the last day of the initial payment interval. Upon request, we will provide information on the payments that we will make based on the ages of the persons on whose lives payments are based, the payment interval, and the year in which such payments are to start.

We will make periodic payments in any other form that is acceptable to us at the time of an election.

Commuted Values
Commuted values are not available unless we agree otherwise.

Payout Option A Table for Fixed Period Income
The Option A Table show the payments that we will make at sample payment intervals for each $1,000 applied based on the guaranteed payout option factors.

Payments for fixed number of years for each $1,000 applied.

Term of		Semi-
Payments	Annual	Annual	Quarterly	Monthly
Years
1	[$1,010.00	$503.74	$251.55	$83.78
2	507.51	253.12	126.40	42.10
3	340.02	169.58	84.68	28.20
4	256.28	127.82	63.83	21.25
5	206.03	102.76	51.31	17.09
6	172.54	86.05	42.97	14.31
7	148.62	74.12	37.01	12.32
8	130.69	65.18	32.55	10.84
9	116.74	58.22	29.07	9.68
10	105.58	52.65	26.29	8.75
11	96.45	48.10	24.02	8.00
12	88.84	44.31	22.12	7.37
13	82.41	41.10	20.52	6.83
14	76.90	38.35	19.15	6.37
15	72.12	35.97	17.96	5.98
16	67.94	33.88	16.92	5.63
17	64.25	32.04	16.00	5.33
18	60.98	30.41	15.18	5.05
19	58.05	28.95	14.45	4.81
20	55.41	27.63	13.80	4.59]

The values stated for fixed periods shorter than the Minimum Fixed Period Annuitization are available only as a Death Benefit option. The Minimum Fixed Period Annuitization is set out on the Contract Specifications page

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GREAT AMERICAN LIFE INSURANCE COMPANY®
Individual Deferred Annuity Contract
Multiple Crediting Strategies
Flexible Purchase Payments for a Limited Period
Nonparticipating - No Dividends

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